Exhibit 99.1

Aptar Reports First Quarter 2021 Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 29, 2021--AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions, today reported first quarter results for 2021.

First Quarter 2021 Summary

  Reported sales grew 8%; core sales (excluding acquisitions and currency effects) increased 1%
  Strong demand for our innovative food dispensing closures, the passing through of resin costs and currency effects drove double digit growth in reported sales and core sales in the Food + Beverage segment
  Currency effects contributed to reported sales growth in the Pharma segment and core sales were in line with prior year
  Acquisitions and currency effects contributed to reported sales growth in the Beauty + Home segment and core sales declined 3%
  Reported earnings per share totaled $1.24 (an increase of 48% compared to the prior year)
  Reported earnings per share included a non-cash gain of $0.19 per share related to an increase in the fair value of an equity investment
  Adjusted earnings per share, excluding restructuring charges ($0.04 per share) and the gain on an equity investment, totaled $1.09 (an increase of 10% compared to the prior year when neutralizing currency effects)
  Tax expense was reduced in the quarter due to certain benefits, primarily deductible stock-based compensation

First Quarter Results

For the quarter ended March 31, 2021, reported sales increased 8% to $777 million compared to $722 million in the prior year. Core sales, excluding the impacts from changes in currency exchange rates and acquisitions, increased 1%.

First Quarter Segment Sales Analysis
(Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	0%	(3%)	14%	1%
Acquisitions	0%	6%	0%	2%
Currency Effects (1)	6%	4%	2%	5%
Total Reported Sales Growth	6%	7%	16%	8%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephan B. Tanda, President and CEO, said, “The broad range of end markets that we serve makes Aptar a resilient company through economic cycles and the most recent period was no exception. We achieved sales growth in the quarter and an adjusted EBITDA margin comparable to the prior year despite several markets being down.”

Aptar’s Food + Beverage segment turned in a strong performance with increased demand for food dispensing closures as consumers continued to cook at home during the pandemic. In the Pharma segment, increased demand for injectable components and active material science solutions offset declines in the prescription drug and consumer health care markets. With fewer non-critical doctor visits and lower incidences of cold and flu illnesses this season, certain customers have decided to draw down inventory of allergy and other respiratory treatment delivery devices. In the Beauty + Home segment, though sales to the personal care and home care markets increased, primarily due to strong demand for dispensing systems used with sanitizers and cleaning products, sales to the beauty market declined due to the continued pandemic-related low level of retail and duty-free beauty activity.

Aptar reported first quarter earnings per share of $1.24 compared to $0.84 during the same period a year ago, an increase of 48%. Reported earnings per share include a non-cash gain of approximately $0.19 per share related to an increase in the fair value of Aptar’s investment in PureCycle Technologies, Inc. First quarter adjusted earnings per share, excluding restructuring expenses ($0.04 per share) and the gain on the fair value of the equity investment, were $1.09 and increased 10% from the prior year adjusted earnings per share, including comparable exchange rates, of $0.99. Certain tax items, primarily deductible stock-based compensation, reduced first quarter tax expense.

Outlook

Aptar expects earnings per share for the second quarter of 2021, excluding any restructuring expenses and changes in the fair value of equity investments, to be in the range of $0.91 to $0.99 and this guidance is based on an effective tax rate range of 26% to 28%.

“Looking to the second quarter, current underlying demand conditions in our markets are not expected to change dramatically from what we experienced in the first quarter. We anticipate that demand for our prescription drug and consumer health care devices will remain under pressure compared to the prior year as customers continue to work off existing inventories. However, in some of our other markets, we will have easier comparisons to the prior year second quarter which was the period most severely impacted by pandemic lockdowns. We also expect our results to be negatively impacted by the timing of passing through higher resin and other raw material costs. Our positive mid and long-term view is unchanged, based on our strong innovation and customer project pipelines. When we raise our sights past this global, pandemic-induced crisis, the future is quite promising, and we look forward to growing each of our businesses for the long-term benefit of all stakeholders,” said Tanda.

Cash Dividend Increase

As previously announced, Aptar’s Board of Directors increased the quarterly cash dividend by 6% to $0.38 per share. The payment date is May 19, 2021, to stockholders of record as of April 28, 2021.

Open Conference Call

There will be a conference call on Friday, April 30, 2021 at 8:00 a.m. Central Time to discuss the Company’s first quarter results for 2021. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measure our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: pandemics, including the impact of the COVID-19 pandemic on our global supply chain and our global customers and operations; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation plan; economic conditions worldwide including potential deflationary or inflationary conditions or economic downturn or uncertainty in regions we rely on for growth as a result of the COVID-19 pandemic or otherwise; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; and work stoppages due to labor disputes. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended
	March 31,
	2021	2020

Net Sales	$776,754	$721,553
Cost of Sales (exclusive of depreciation and amortization shown below)	488,705	451,256
Selling, Research & Development and Administrative	134,348	126,192
Depreciation and Amortization	57,438	50,806
Restructuring Initiatives	3,672	4,839
Operating Income	92,591	88,460
Other Income/(Expense):
Interest Expense	(7,415)	(8,388)
Interest Income	381	175
Net Investment Gain	16,809	-
Equity in Results of Affiliates	(515)	(799)
Miscellaneous, net	(963)	(1,412)
Income before Income Taxes	100,888	78,036
Provision for Income Taxes	16,949	22,786
Net Income	$83,939	$55,250
Net Loss Attributable to Noncontrolling Interests	13	3
Net Income Attributable to AptarGroup, Inc.	$83,952	$55,253
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.29	$0.86
Diluted	$1.24	$0.84

Average Numbers of Shares Outstanding:
Basic	65,229	64,009
Diluted	67,648	66,111

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
ASSETS

Cash and Equivalents	$254,852	$300,137
Short-term Investments	-	243
Total Cash and Equivalents, and Short-term Investments	254,852	300,380
Accounts and Notes Receivable, Net	621,093	566,623
Inventories	394,179	379,379
Prepaid and Other Current Assets	136,854	122,613
Total Current Assets	1,406,978	1,368,995
Property, Plant and Equipment, Net	1,183,033	1,198,748
Goodwill	883,543	898,521
Other Assets	519,085	523,789
Total Assets	$3,992,639	$3,990,053

LIABILITIES AND EQUITY

Short-Term Obligations	$65,812	$117,866
Accounts Payable, Accrued and Other Liabilities	690,117	662,463
Total Current Liabilities	755,929	780,329
Long-Term Obligations	1,037,983	1,054,998
Deferred Liabilities and Other	297,932	303,941
Total Liabilities	2,091,844	2,139,268

AptarGroup, Inc. Stockholders' Equity	1,900,412	1,850,389
Noncontrolling Interests in Subsidiaries	383	396
Total Equity	1,900,795	1,850,785

Total Liabilities and Equity	$3,992,639	$3,990,053

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	March 31, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$776,754	313,832	346,946	115,976	-	-

Reported net income	$83,939
Reported income taxes	16,949
Reported income before income taxes	100,888	87,670	9,688	10,010	554	(7,034)
Adjustments:
Restructuring initiatives	3,672	35	1,096	(79)	2,620
Net investment gain	(16,809)				(16,809)
Adjusted earnings before income taxes	87,751	87,705	10,784	9,931	(13,635)	(7,034)
Interest expense	7,415					7,415
Interest income	(381)					(381)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	94,785	87,705	10,784	9,931	(13,635)	-
Depreciation and amortization	57,438	20,779	24,572	10,059	2,028	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$152,223	$108,484	$35,356	$19,990	$(11,607)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.6%	34.6%	10.2%	17.2%

	Three Months Ended
	March 31, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$721,553	297,196	324,560	99,797	-	-

Reported net income	$55,250
Reported income taxes	22,786
Reported income before income taxes	78,036	89,854	7,108	5,962	(16,675)	(8,213)
Adjustments:
Restructuring initiatives	4,839	(31)	4,907	103	(140)
Transaction costs related to acquisitions	1,384		1,384
Purchase accounting adjustments related to acquisitions and investments	1,390	1,128	262
Adjusted earnings before income taxes	85,649	90,951	13,661	6,065	(16,815)	(8,213)
Interest expense	8,388					8,388
Interest income	(175)					(175)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	93,862	90,951	13,661	6,065	(16,815)	-
Depreciation and amortization	50,806	17,891	20,586	9,342	2,987	-
Purchase accounting adjustments included in Depreciation and amortization above	(500)	(500)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$144,168	$108,342	$34,247	$15,407	$(13,828)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.0%	36.5%	10.6%	15.4%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2021	2020

Income before Income Taxes	$100,888	$78,036

Adjustments:
Restructuring initiatives	3,672	4,839
Net investment gain	(16,809)	-
Transaction costs related to acquisitions	-	1,384
Purchase accounting adjustments related to acquisitions and investments	-	1,390
Foreign currency effects (1)		5,656
Adjusted Earnings before Income Taxes	$87,751	$91,305

Provision for Income Taxes	$16,949	$22,786

Adjustments:
Restructuring initiatives	841	1,200
Net investment gain	(3,866)	-
Transaction costs related to acquisitions	-	208
Purchase accounting adjustments related to acquisitions and investments	-	299
Foreign currency effects (1)		1,651
Adjusted Provision for Income Taxes	$13,924	$26,144

Net Loss Attributable to Noncontrolling Interests	$13	$3

Net Income Attributable to AptarGroup, Inc.	$83,952	$55,253

Adjustments:
Restructuring initiatives	2,831	3,639
Net investment gain	(12,943)	-
Transaction costs related to acquisitions	-	1,176
Purchase accounting adjustments related to acquisitions and investments	-	1,091
Foreign currency effects (1)		4,005
Adjusted Net Income Attributable to AptarGroup, Inc.	$73,840	$65,164

Average Number of Diluted Shares Outstanding	67,648	66,111

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.24	$0.84

Adjustments:
Restructuring initiatives	0.04	0.05
Net investment gain	(0.19)	-
Transaction costs related to acquisitions	-	0.02
Purchase accounting adjustments related to acquisitions and investments	-	0.02
Foreign currency effects (1)		0.06
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.09	$0.99

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2021	2020

Net Cash Provided by Operations	$72,185	$85,033

Less:
Capital Expenditures	$63,884	$61,625
Free Cash Flow	$8,301	$23,408

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending
	June 30,
	Expected 2021	2020

Income before Income Taxes		$ 60,668

Adjustments:
Restructuring initiatives		7,331
Transaction costs related to acquisitions		3,207
Purchase accounting adjustments related to acquisitions and investments		3,252
Foreign currency effects (1)		4,606
Adjusted Earnings before Income Taxes		$ 79,064

Provision for Income Taxes		$ 18,808

Adjustments:
Restructuring initiatives		1,503
Transaction costs related to acquisitions		481
Purchase accounting adjustments related to acquisitions and investments		727
Foreign currency effects (1)		1,430
Adjusted Provision for Income Taxes		$ 22,949

Net Income Attributable to Noncontrolling Interests		$ (21)

Net Income Attributable to AptarGroup, Inc.		$ 41,839

Adjustments:
Restructuring initiatives		5,828
Transaction costs related to acquisitions		2,726
Purchase accounting adjustments related to acquisitions and investments		2,525
Foreign currency effects (1)		3,176
Adjusted Net Income Attributable to AptarGroup, Inc.		$ 56,094

Average Number of Diluted Shares Outstanding		66,384

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$ 0.63

Adjustments:
Restructuring initiatives		0.09
Transaction costs related to acquisitions		0.04
Purchase accounting adjustments related to acquisitions and investments		0.04
Foreign currency effects (1)		0.05
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.91 - $0.99	$ 0.85

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of April 27, 2021.
(2) AptarGroup’s expected earnings per share range for the second quarter of 2021 is based on an effective tax rate range of 26% to 28%. This tax rate range compares to our second quarter of 2020 effective tax rate of 31% on reported and 29% on adjusted earnings per share.

Contacts

Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530

Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671